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Progress Energy, Inc.

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Progress Energy is focused on managing its business and delivering value for customers and shareholders, Johnson tells shareholders in 2008 annual report

3/31/2009

Progress Energy's combined 2008 annual report and 2009 proxy statement is now available online in preparation for the Annual Meeting of Shareholders on May 13 in Raleigh.

This year, Progress Energy will provide its proxy materials to shareholders electronically. Electronic distribution of proxy materials provides immediate access and saves printing and mailing costs.

Employees who own Progress Energy stock in one of the company's 401(k) plans and have an assigned personal computer will receive an e-mail this afternoon from Computershare Trust Co. After receiving the Computershare e-mail, these employees will be able to view the material and vote their shares online at the Web site listed in the e-mail. All other plan participants will receive the annual report and proxy statement by U.S. mail.

Employees are encouraged to read the proxy materials and vote their shares. All employees may vote their shares online, by mail or telephone.

2008 annual report

Progress Energy is taking aggressive steps to navigate its business through the nation’s challenging economic times with a clear strategy focused on delivering value for its customers and shareholders, according to the company’s 2008 annual report.

In his annual letter to shareholders, Chairman, President and CEO Bill Johnson provided his view of how the company is managing the business through the economic recession and how the company is investing in the future for its customers and investors.

“To make sure we hold down expenses and live within our means, we initiated in 2008 a more systematic effort to achieve sustainable efficiency improvements and productivity gains year after year,” Johnson said. “We have also adopted temporary belt-tightening measures, such as travel restrictions, to reduce discretionary spending.”

In early 2008 Progress Energy completed a multiyear transition back to its core regulated electric utility business: Progress Energy Carolinas and Progress Energy Florida. The company has a clear strategy focused on its two strong electric utilities.

“We know that millions of people depend on us every day,” Johnson said.  “That’s why we’re staying focused on the fundamentals of our business, controlling the things we can control, and doing what it takes to sustain our long record of success.”

Progress Energy’s business strategy is also focused on creating value for shareholders. In 2008, Progress Energy increased the dividend for the 21st consecutive year.

“Despite the global financial crisis and economic slowdown, we successfully delivered on our 2008 financial goals with full-year ongoing earnings per share of $2.98 per share,” Johnson said. “The overall financial and operational results we are achieving indicate our resilience and resolve, and the strength of having a clear strategy focused on an essential service we know and perform well.”

Johnson emphasized to shareholders that the company is implementing a balanced solution for meeting customers’ energy needs, combining aggressive energy efficiency, innovative alternative energy and state-of-the-art power generation. It’s an approach that leverages advances in nuclear plants and innovative technologies, such as the Smart Grid and plug-in electric vehicles.

“Securing our energy future requires a diverse, balanced strategy to meet the energy needs of a growing population and the emerging federal and state policies to reduce carbon emissions and climate change,” he said.

In 2008, Progress Energy celebrated its 100th anniversary. As the company begins its second century of service, Johnson pointed to Progress Energy’s strong foundation and commitment to securing a bright future for its customers and shareholders.

“Whether you’re a Progress Energy customer or investor, or a public official, you have reason to be confident in our company,” Johnson said. “We are determined to weather this economic storm, and emerge stronger and better for the benefit of the many people who rely on us to be there for them – today and years into the future.”